                                                                      EXHIBIT 11


                       INDUSTRIAL DISTRIBUTION GROUP, INC.


                        COMPUTATION OF EARNINGS PER SHARE


     FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999


                      (In Thousands, Except Per Share Data)


                                   (Unaudited)

                                                      Three Months Ended           Nine Months Ended
                                                         September 30,               September 30,
                                                     --------------------        --------------------
                                                      2000          1999          2000          1999
                                                     ------        ------        ------        ------
Net income                                           $  574        $  494        $1,953        $1,667
                                                     ======        ======        ======        ======

   Weighted average common
    shares outstanding                                8,547         8,592         8,704         8,543

   Add - Dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock method)            --            --            --            --
                                                     ------        ------        ------        ------

   Weighted average common and
    common equivalent
    shares outstanding                                8,547         8,592         8,704         8,543
                                                     ======        ======        ======        ======

Basic and Diluted earnings per share:                $  .07        $  .06        $  .22        $  .20
                                                     ======        ======        ======        ======


                                      A-12